Exhibit 99.1

800 Boylston Street

Boston, MA 02199

AT THE COMPANY

Mike LaBelle

Chief Financial Officer

(617) 236-3352

Arista Joyner

Investor Relations Manager

(617) 236-3343

BOSTON PROPERTIES DEFEASES LOAN SECURED BY

100 & 200 CLARENDON STREET

BOSTON, MA, December 15, 2015 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, announced that on December 15, 2015 it legally defeased the mortgage loan collateralized by 100 & 200 Clarendon Street (formerly known as the John Hancock Tower) in Boston, Massachusetts. The mortgage loan had an outstanding principal balance of $640.5 million, bore interest at a fixed rate of 5.68% per annum and was scheduled to mature on January 6, 2017. The cash outlay required for the defeasance in the amount of approximately $667.4 million was based on the purchase price of U.S. government securities that will generate sufficient cash flow to fund continued interest payments on the loan from the effective date of the defeasance through, and the repayment of the loan on, October 6, 2016, which is the date on which the Company could repay the loan at par. In connection with the defeasance, the mortgage and other liens on the property were extinguished and all existing collateral, including various guarantees, were released.

As a result of the defeasance, the Company expects to recognize a loss from early extinguishment of debt of approximately $23.5 million, or ($0.14) per common share, in the fourth quarter of 2015. This amount includes approximately $26.9 million, which is the difference between the purchase price for the U.S. government securities acquired for the defeasance and the outstanding principal balance of the mortgage loan, and approximately $1.4 million of unamortized deferred financing costs, offset by approximately $4.8 million from the acceleration of the remaining balance of the historical fair value debt adjustment. The impact of the defeasance, including the loss from early extinguishment of debt in the fourth quarter of 2015 and the reduction in interest expense in 2016, was not reflected in the Company’s earnings guidance issued on October 29, 2015.

The Company’s Chief Financial Officer, Mike LaBelle, commented, “As we have discussed in recent earnings conference calls, we are focused on our 2016 and 2017 debt maturities that carry above-market interest rates and have been evaluating options for refinancing or repaying these maturities to capture potential future interest savings. This defeasance and our ongoing interest rate hedging program are important components of our strategy. Further, we anticipate additional borrowings in the near term to replenish our cash balances as a result of the defeasance.”

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office space, one hotel, four residential properties and five retail properties. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in four markets – Boston, New York, San Francisco and Washington, DC.